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EXHIBIT 23.1

Consent of Independent Auditors

The Board of Directors
Silicon Valley Bancshares:

    We consent to the incorporation by reference in the registration statement on Form S-8 of Silicon Valley Bancshares of our report dated January 17, 2001, relating to the consolidated balance sheets of Silicon Valley Bancshares and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000, annual report on Form 10-K of Silicon Valley Bancshares.

/s/ KPMG LLP

San Francisco, California
April 19, 2001

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Consent of Independent Auditors